To The Limited Partners of
                  Salomon Smith Barney AAA Energy Fund L.P. II

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.






By:  Daniel R. McAuliffe, Jr.
     Chief Financial Officer and Director
     Smith Barney Futures Management LLC
     General Partner, Salomon Smith Barney AAA
     Energy Fund L.P. II

Smith Barney Futures Management LLC
388 Greenwich Street
7th Floor
New York, N.Y. 10013
212-723-5424

                         Report of Independent Auditors

To the Partners of
   Salomon Smith Barney AAA Energy Fund L.P. II:

We have audited the accompanying statement of financial condition of Salomon Smith Barney AAA Energy Fund L.P. II (the Partnership), as of December 31, 2002, and the related statements of income and expenses, and partners' capital for the period from July 1, 2002 (commencement of operations) through December 31, 2002 and the period from March 25, 2002 (date Partnership was organized) to December 31, 2002, respectively. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Salomon Smith Barney AAA Energy Fund L.P. II as of December 31, 2002 and the results of its operations and changes in its partners' capital for the period from July 1, 2002 (commencement of operations) through December 31, 2002 and the period from March 25, 2002 (date Partnership was organized) to December 31, 2002, respectively, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP
New York, New York
March 7, 2003

                            Salomon Smith Barney AAA
                               Energy Fund L.P. II
                        Statement of Financial Condition
                                December 31, 2002

                                                                              2002
      Assets:
      Investment in Master, at fair value                                $130,298,736
      Cash                                                                     31,957
                                                                       --------------
                                                                          130,330,693
      Interest receivable                                                     103,288
                                                                       --------------
                                                                         $130,433,981
                                                                        --------------

      Liabilities and Partners' Capital:
      Liabilities:
        Accrued expenses:
         Management fees (Note 3b)                                           $221,483
         Administrative fees (Note 3a)                                         55,371
         Professional fees                                                     38,750
         Other                                                                  4,243
        Due to SSB (Note 6)                                                    40,426
        Redemptions payable (Note 5)                                        3,228,426
                                                                       --------------
                                                                            3,588,699
      Partners' capital (Notes 1 and 5):
        General Partner, 2,476.2826 Unit equivalents
         outstanding in 2002                                                2,671,067
        Limited Partners, 115,117.8344 Units of Limited Partnership
         Interest outstanding in 2002                                     124,174,215
                                                                       --------------
                                                                          126,845,282
                                                                        -------------
                                                                         $130,433,981
                                                                        --------------

       See accompanying notes to financial statements.

                            Salomon Smith Barney AAA
                               Energy Fund L.P. II
                        Statement of Income and Expenses
                        for the period from July 1, 2002
                          (commencement of operations)
                              to December 31, 2002

                                                                 2002
Income:
  Realized gains on closed positions from Master               $19,284,905
  Change in unrealized losses on open positions from
   Master                                                       (1,123,808)
  Income allocated from Master                                      29,157
  Expenses allocated from Master                                (5,422,049)
                                                            --------------
  Net realized and unrealized gains                             12,768,205
  Interest income (Note 3c)                                        701,979
                                                            --------------
                                                                13,470,184
Expenses:
  Management fees (Note 3b)                                      1,181,093
  Administrative fees (Note 3a)                                    295,274
  Professional fees                                                 38,750
  Other expenses                                                     9,076
                                                            --------------
                                                                 1,524,193
Net income before allocation to the Special
  Limited Partner                                               11,945,991
Allocation to the Special Limited Partner                        2,240,668
                                                            --------------
Net income available for pro rata distribution                  $9,705,323
                                                             --------------
Net income per Unit of Limited Partnership Interest and
  General Partner Unit equivalent (Notes 1 and 7)                   $80.92
                                                             --------------


See accompanying notes to financial statements.

                            Salomon Smith Barney AAA
                               Energy Fund L.P. II
                         Statement of Partners' Capital
                       for the period from March 25, 2002
                        (date Partnership was organized)
                              to December 31, 2002


                                                                            Special
                                                         Limited            Limited           General
                                                        Partners            Partner           Partner            Total
Initial capital contributions, 1 Unit of Limited
   Partnership Interest and General Partner's
   contribution representing 1 Unit equivalent        $      1,000        $         --      $      1,000       $      2,000
Proceeds from offering of 93,974 Units of Limited
   Partnership Interest and General Partner's
   contribution representing 949 Unit equivalents
   (Note 1)                                             93,974,000                  --           949,000         94,923,000
Offering costs (Note 6)                                    (49,500)                 --              (500)           (50,000)
                                                    --------------      --------------    --------------     --------------
Opening Partnership capital for operations              93,925,500                  --           949,500         94,875,000
Sale of 28,827.4310 Units of Limited Partnership
   Interest and General Partner's contribution
   representing 1,526.2826 Unit equivalents             28,797,000                  --         1,500,000         30,297,000
Redemption of 7,684.5966 Units of Limited
   Partnership Interest                                 (8,032,041)                 --                --         (8,032,041)
Redemption of 2,076.6158 Units of Special Limited
   Partnership Interest                                         --          (2,240,668)               --         (2,240,668)
Allocation of net income for the year ended
   December 31, 2002:
Allocation of 2,076.6158 Units of Limited
   Partnership Interest to the Special Limited
   Partner (Note 3b)                                            --           2,240,668                --          2,240,668
Net income available for pro rata distribution           9,483,756                  --           221,567          9,705,323
                                                    --------------       -------------     -------------      -------------
Partners' capital at December 31, 2002                $124,174,215                  --        $2,671,067       $126,845,282
                                                    --------------       -------------      -------------     -------------


See accompanying notes to financial statements.

                            Salomon Smith Barney AAA
                               Energy Fund L.P. II
                          Notes to Financial Statements



1.   Partnership Organization:

     Salomon Smith Barney AAA Energy Fund L.P. II (the "Partnership") is a limited partnership which was organized on March 25, 2002 under the partnership laws of the State of New York to engage directly or indirectly in the speculative trading of a diversified portfolio of commodity interests, including commodity options and commodity futures contracts on United States exchanges and certain foreign exchanges. The Partnership may trade commodity futures and options contracts of any kind but intends initially to trade solely energy and energy related products. In addition, the Partnership may enter into swap contracts on energy related products. The Partnership commenced trading on July 1, 2002.

     Effective July 1, 2002, the Partnership transferred substantially all of its assets in exchange for 64,945.0387 Units of the SB AAA Master Fund LLC, a New York limited liability company (the "Master") as a tax-free transfer to the Master. The Master was formed in order to permit commodity pools managed now or in the future by AAA Capital Management, Inc. (the "Advisor") using the Energy with Swaps Program, the Advisor's proprietary trading program, to invest together in one trading vehicle. Smith Barney Futures Management LLC acts as the general partner (the "General Partner") of the Partnership and the managing member of the Master. Expenses to investors as a result of the investment in the Master are approximately the same and redemption rights are not affected.

     The financial statements of the Master, including the condensed schedule of investments, should be read together with the Partnership's financial statements.

     At December 31, 2002, the Partnership owns 37.2% of the Master. It is the Partnership's intention to continue to invest substantially all of its assets in the Master. The performance of the Partnership is directly affected by the performance of the Master.

     Salomon  Smith  Barney Inc. is an  affiliate  of the General  Partner.  The
     General Partner is wholly owned by Salomon Smith Barney Holdings Inc. ("SSBHI"), which is the sole owner of SSB. SSBHI is a wholly owned subsidiary of Citigroup Inc.

     The General Partner and each limited partner share in the profits and losses of the Partnership, after the allocation to the Special Limited Partner (as defined in Note 3b), in proportion to the amount of partnership interest owned by each except that no limited partner shall be liable for obligations of the Partnership in excess of their initial capital contribution and profits, if any, net of distributions.

     The Partnership will be liquidated upon the first to occur of the following: December 31, 2018; the net asset value of a Unit decreases to less than $400 as of a close of any business day; the aggregate net assets of the Partnership decline to less than $1,000,000; or under certain other circumstances as defined in the Limited Partnership Agreement.

2.   Accounting Policies:

     a. The value of the Partnership's investment in the Master reflects the Partnership's proportional interest in the Members' Capital of the Master. All of the unrealized and realized gains and losses from the commodity transactions of the Master are allocated pro rata among the investors at the time of such determination. All commodity interests (including derivative financial instruments and derivative commodity instruments) held by the Master are used for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded in the statement of financial condition at fair value on the last business day of the year, which represents market value for those commodity interests for which market quotations are readily available or other measures of fair value deemed appropriate by management of the General Partner for those commodity interests and foreign currencies for which market quotations are not readily available, including dealer quotes for swaps and certain option contracts. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing on the last business day of the year. Realized gains (losses) and changes in unrealized gains (losses) on open positions are recognized in the period in which the contract is closed or the changes occur and are included in net gains (losses) on trading of commodity interests.

     b. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on their share of the Partnership's income and expenses.

     c. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

3.  Agreements:

     a. Limited Partnership Agreement:

          The General Partner administers the business and affairs of the Partnership including selecting one or more advisors to make trading decisions for the Partnership. The Partnership will pay the General Partner a monthly administrative fee in return for its services equal to 1/12 of 0.50% (0.50% per year) of month-end Net Assets of the Partnership. Month-end Net Assets, for the purpose of calculating administrative fees are Net Assets, as defined in the Limited Partnership Agreement, prior to the reduction of redemptions and incentive fees.

     b. Management Agreement:

          The General Partner, on behalf of the Partnership, has entered into a Management Agreement with the Advisor, a registered commodity trading advisor. Mr. A. Anthony Annunziato is the sole trading principal of the Advisor and is also an employee of SSB. The Partnership is obligated to pay the Advisor a monthly management fee equal to 1/6 of 1% (2% per year) of month-end Net Assets allocated by the Master. Month-end Net Assets, for the purpose of calculating management fees are Net Assets, as defined in the Limited Partnership Agreement, prior to the reduction of redemptions and incentive fees.

          In addition, the Advisor is a Special Limited Partner of the Partnership and receives an annual profit share allocation to its capital account in the Partnership equal to 20% of New Trading Profits, as defined in the Management Agreement, earned on behalf of the Partnership during each calendar year in the form of Special Limited Partner Units.

     c. Customer Agreement:

     All brokerage commissions, exchange, clearing, user, give-up, and National Futures Association fees will be borne by the Master and allocated to the Partnership through its investment in the Master. SSB will pay a portion of brokerage fees to its financial consultants who have sold Units in this Partnership. All of the Partnership's assets are deposited in the Partnership's account at SSB. The Partnership's cash is deposited by SSB in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. SSB will pay the Partnership interest on 80% of the average daily equity allocated to the Partnership by the Master during each month at a 30-day U.S. Treasury bill rate determined weekly by SSB based on the average non-competitive yield on 3-month U.S. Treasury bills maturing in 30 days from the date on which such weekly rate is determined. The Customer Agreement between the Partnership and SSB gives the Partnership the legal right to net unrealized gains and losses. The Customer Agreement may be terminated upon notice by either party.

4.   Trading Activities:

     The results of the Master's trading activities are shown in the statement of income and expenses.

5.   Distributions and Redemptions:

     Distributions of profits, if any, will be made at the sole discretion of the General Partner and at such times as the General Partner may decide. Beginning with the first full month ending at least three months after the commencement of trading, a limited partner may require the Partnership to redeem their Units at the Net Asset Value as of the last day of a month on 10 days' notice to the General Partner. There is no fee charged to limited partners in connection with redemptions.

6.   Offering Costs:

     Offering costs of approximately $50,000 relating to the issuance of the Partnership's Units offered were initially paid by SSB. These costs are being reimbursed to SSB by the Partnership over the first 12 months after trading commences (together with interest at the prime rate quoted by JPMorgan Chase & Co.).

     For the period ended December 31, 2002, $9,574 of these costs have been reimbursed to SSB, by the Partnership. Of the $9,574 reimbursed to SSB during 2002, $1,939 was payable to SSB at December 31, 2002. In addition, the Partnership has recorded interest expense of $1,076 for the period ended December 31, 2002, which is included in other expenses.

     The remaining liability for these costs due to SSB of $40,426 (exclusive of interest charges) will not reduce redemption/subscription value per Unit for any purpose (other than financial reporting), including calculation of advisory and brokerage fees.

7.   Financial Highlights:

     Changes in the net asset value per Unit of Partnership interest for the period from July 1, 2002 (commencement of operations) to December 31, 2002, was as follows:





                                                                    2002

    Net realized and unrealized gains *                             $107.47
    Interest income                                                    6.55
    Expenses **                                                      (33.10)
                                                               ------------
    Increase for the period                                           80.92
    Net asset value per Unit, beginning of period                  1,000.00
    Offering cost adjustment                                          (2.26)
                                                               ------------
    Net asset value per Unit, end of period                       $1,078.66
                                                               ------------

    Redemption/subscription value per Unit versus
     net asset value per Unit                                          0.34
                                                               ------------
    Redemption/subscription value per Unit,
     end of period ***                                            $1,079.00
                                                               ------------


    *  Includes brokerage commissions
    ** Excludes brokerage commissions and includes allocation to special limited partner.
   *** For the purpose of a redemption/subscription, any remaining accrued liability for reimbursement of offering costs will not reduce redemption/subscription net asset value per unit.

    Ratios to average net assets:
      Net investment loss before incentive fee allocation ****       (5.4)%
      Incentive fee allocation                                       (2.0)%
                                                                  -------
      Net investment loss after incentive fee allocation             (7.4)%
                                                                  -------

                                                                  -------
      Operating expenses                                              6.0%
      Incentive fee allocation                                        2.0%
                                                                  -------
      Total expenses                                                  8.0%
                                                                  -------

                                                                  -------
    Total return:
      Total return before incentive fee allocation                    9.8%
      Incentive fee allocation                                       (1.9)%
                                                                  -------
      Total return after incentive fee allocation                     7.9%
                                                                  -------

**** Interest income less total expenses (exclusive of incentive fee allocation)

    The above ratios may vary for individual investors based on the timing of capital transactions during the year.

8.   Financial Instrument Risks:

     In the normal course of business, the Partnership, through the Partnership's investment in the Master, is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures, options and swaps, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash flows, or to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash or with another financial instrument. These instruments may be traded on an exchange or over-the-counter ("OTC"). Exchange traded instruments are standardized and include futures and certain option contracts. OTC contracts are negotiated between contracting parties and include forwards and certain options. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange traded instruments because of the greater risk of default by the counterparty to an OTC contract. The Master's swap contracts are OTC contracts.

     Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded.

     Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk with respect to exchange traded instruments is reduced to the extent that an exchange or clearing organization acts as a counterparty to the transactions. The Partnership's/Master's risk of loss in the event of counterparty default is typically limited to the amounts recognized in the statement of financial condition and not represented by the contract or notional amounts of the instruments. The Partnership through its investment in the Master has concentration risk because the sole counterparty or broker with respect to the Master's assets is SSB.

     The General Partner monitors and controls the Partnership's/Master's risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Partnership/ Master is subject. These monitoring systems allow the General Partner to statistically analyze actual trading results with risk adjusted performance indicators and correlation statistics. In addition, on-line monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

     The majority of these instruments mature within one year of December 31, 2002. However, due to the nature of the Partnership's/Master's business, these instruments may not be held to maturity

                                To The Members of
                             SB AAA Master Fund LLC

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.






By:/s/ Daniel R. McAuliffe, Jr.
       Daniel R. McAuliffe, Jr.
       Chief Financial Officer and Director
       Smith Barney Futures Management LLC
       Managing Member, SB AAA Master Fund LLC

Smith Barney Futures Management LLC
388 Greenwich Street
7th Floor
New York, N.Y. 10013
212-723-5424

                         Report of Independent Auditors

To the Members of
   SB AAA Master Fund LLC:

We have audited the accompanying statement of financial condition of SB AAA Master Fund LLC (the Company), including the condensed schedule of investments, as of December 31, 2002, and the related statements of income and expenses, and members' capital for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company as of December 31, 2001 and for the period from September 1, 2001 (commencement of trading operations) to December 31, 2001 were audited by other auditors whose report dated February 28, 2002 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SB AAA Master Fund LLC as of December 31, 2002, and the results of its operations and changes in its members' capital for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP
New York, New York
March 7, 2003

                        Report of Independent Accountants

To the Members of
   SB AAA Master Fund LLC:

In our opinion, the accompanying statement of financial condition, including the condensed schedule of investments, and the related statements of income and expenses and of members' capital present fairly, in all material respects, the financial position SB AAA Master Fund LLC at December 31, 2001 and the results of its operations for the period from September 1, 2001 (commencement of trading operations) to December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the management of the Managing Member; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the management of the Managing Member, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



PricewaterhouseCoopers LLP
New York, New York
February 28, 2002

                             SB AAA Master Fund LLC
                        Statements of Financial Condition
                           December 31, 2002 and 2001



                                                                              2002                 2001
Assets:
  Equity in commodity futures trading account:
    Cash (restricted $53,522,255 and $21,792,237, respectively)            $330,218,077        $156,846,978
    Net unrealized appreciation on open futures positions                     9,188,483           1,084,800
    Unrealized appreciation on open swaps positions                          38,011,771           2,366,125
    Commodity options owned, at fair value (cost $63,879,907
    and $3,003,750, respectively)                                            83,252,102           2,135,700
                                                                           ------------        ------------
                                                                            460,670,433         162,433,603
  Due from brokers                                                           12,595,792             481,935
  Interest receivable                                                             6,712               2,911
                                                                           ------------        ------------
                                                                           $473,272,937        $162,918,449
                                                                          --------------       -------------

Liabilities and Members' Capital:
  Liabilities:
   Unrealized depreciation on open swap positions                           $48,470,222          $2,972,435
   Commodity options written, at fair value
      (premium received $59,666,185 and $8,994,064, respectively)            67,724,777           6,501,746
   Accrued expenses:
      Commissions                                                             5,210,167             261,717
      Professional fees                                                          20,117              38,000
   Due to brokers                                                             1,541,223             906,850
   Due to SSB                                                                    22,978              22,978
                                                                           --------------       ------------
                                                                            122,989,484          10,703,726
  Members' Capital:
    Members' Capital, 216,158.4103 and 137,224.2994 Units
    outstanding in 2002 and 2001, respectively                              350,283,453         152,214,723
                                                                            --------------      ------------
                                                                           $473,272,937        $162,918,449
                                                                          --------------       -------------

  See accompanying notes to financial statements.

                                                     SB AAA Master Fund LLC
                                               Condensed Schedule of Investments
                                                       December 31, 2002

                                 Number of                       Contract                                         Fair Value
Sector                           Contracts
Energy                                            Futures contracts purchased 17.92%
                                     6,228        IPE Gas Oil 5.45% Jan. - Feb. 2003                               $19,089,003
                                                  Other 12.47%                                                      43,677,214
                                                                                                                    ------------
                                                                                                                    62,766,217

                                                  Futures contracts sold (15.30)%
                                    13,454        NYMEX Light Sweet Crude Oil (7.22)% Feb. 03 - June 04            (25,271,391)
                                     7,578        NYMEX Natural Gas (6.05)% Feb. 03 - Feb. 04                      (21,203,640)
                                                  Other (2.03)%                                                     (7,102,703)
                                                                                                                   ------------
                                                                                                                   (53,577,734)

                                                  Options owned 23.77%
                                     7,293        NYMEX Natural Gas Call 10.40% Feb. 03 - June 03                   36,430,400
                                     5,325        NYMEX Natural Gas Put 5.37% Feb. 03 - June 03                     18,812,110
                                                  Other 8.00%                                                       28,009,592
                                                                                                                    ------------
                                                                                                                    83,252,102

                                                  Options written (19.33)%
                                    12,086        NYMEX Light Sweet Crude Call (6.90)% Feb. 03 - June 03           (24,193,640)
                                                  Other (12.43)%                                                   (43,531,137)
                                                                                                                   ------------
                                                                                                                   (67,724,777)

                                                  Unrealized appreciation on Swaps contracts 10.85%
                                     3,354        NYMEX Natural Gas 5.46%                                           19,130,237
                                                  Other 5.39%                                                       18,881,534
                                                                                                                    ------------
                                                                                                                    38,011,771

                                                  Unrealized depreciation on Swaps contracts (13.84)%
                                     1,809        NYMEX Natural Gas (5.17)%                                        (18,107,814)
                                                  Other (8.67)%                                                    (30,362,408)
                                                                                                                    ------------
                                                                                                                   (48,470,222)
                                                                                                                    ------------
    Total Energy 4.07%                                                                                              14,257,357
                                                                                                                    ------------
Total Fair Value 4.07%                                                                                             $14,257,357
                                                                                                                    ------------
                              Investments at   % of Investments at
   Country Composition         Fair Value         Fair Value
   --------------------        -----------      ---------------

   United Kingdom              $25,728,485         180.46%
   United States               (11,471,128)        (80.46)
                              ------------         ------
                               $14,257,357         100.00%
                              ------------         ------

Percentages are based on Members' Capital unless otherwise indicated.

See accompanying notes to financial statements.

                             SB AAA Master Fund LLC
                        Condensed Schedule of Investments
                                December 31, 2001


                                     Number of          Contract                                                 Fair Value
Sector                               Contracts

Energy                                              Futures contracts purchased  (10.53)%
                                       5,210        NYMEX Natural Gas  (8.61)%, Apr. 2002 - Nov. 2003           $(13,102,072)
                                                    Other  (1.92)%                                                (2,924,740)

                                                    Futures contracts sold  11.24%
                                       5,550        NYMEX Natural Gas  8.73%, Feb. 2002 - June 2004               13,281,102
                                                    Other  2.51%                                                   3,830,510

                                                    Options owned  1.40%                                           2,135,700

                                                    Options written  (4.27)%                                      (6,501,746)

                                                    Swaps contracts purchased  (1.50)%                            (2,277,251)

                                                    Swaps contracts sold  1.11%                                    1,670,941
                                                                                                                  -----------
    Total Energy  (2.55)%                                                                                         (3,887,556)
                                                                                                                   -----------
Total Fair Value  (2.55)%                                                                                        $(3,887,556)
                                                                                                                   -----------

                               Investments at      % of Investments at
   Country Composition            Fair Value            Fair Value
   --------------------         -----------       ----------------
   United Kingdom               $ 2,662,253            68.48%
   United States                 (6,549,809)         (168.48)
                                ------------          ------
                                $(3,887,556)          100.00%
                                ------------          ------

Percentages are based on Members' Capital unless otherwise indicated.

See accompanying notes to financial statements.

                             SB AAA Master Fund LLC
                        Statements of Income and Expenses
                      for the year ended December 31, 2002
                    and for the period from September 1, 2001
                      (commencement of trading operations)
                              to December 31, 2001


                                                            2002               2001
Income:
  Net gains on trading of commodity interests:
   Realized gains on closed positions                    $96,247,547         $23,522,245
   Change in unrealized gains (losses)
    on open positions                                      7,940,877          (5,652,277)
                                                         ------------        ------------
                                                         104,188,424          17,869,968
  Interest income                                            102,864              21,054
                                                         ------------        ------------
                                                         104,291,288          17,891,022
                                                         ------------        ------------

Expenses:
  Brokerage commissions including clearing fees of
   $2,515,609 and $361,342, respectively                  21,769,166           2,992,446
  Professional fees                                           37,083              38,000
                                                         ------------        ------------
                                                          21,806,249           3,030,446
                                                         ------------        ------------
Net income                                               $82,485,039         $14,860,576
                                                         ------------        ------------

Net income per Unit of Member Interest                       $511.25             $109.24
                                                        ------------        ------------


See accompanying notes to financial statements.

                             SB AAA Master Fund LLC
                         Statements of Members' Capital
                      for the year ended December 31, 2002
                    and for the period from September 1, 2001
                      (commencement of trading operations)
                              to December 31, 2001




                                                        Members'
                                                        Capital
Initial in-kind contribution from the Members
  representing 133,712.5867 Units                    $133,712,587
Net Income                                             14,860,576
Sale of 6,891.1523 Units of
  Member Interest                                       6,104,660
Redemptions of 3,379.4396 Units of
  Member Interest                                      (2,463,100)
                                                       -------------
Members' Capital at December 31, 2001                 152,214,723
Net Income                                             82,485,039
Sale of 103,668.6762 Units of
  Member Interest                                     149,182,059
Redemptions of 24,734.5653 Units of
  Member Interest                                     (33,598,368)
                                                      -------------
Members' Capital at December 31, 2002                $350,283,453
                                                     -------------




See accompanying notes to financial statements.

                             SB AAA Master Fund LLC
                          Notes to Financial Statements



1.  General:

     SB AAA Master Fund LLC (the "Master") is a limited liability company formed under the New York Limited Liability Company Law. The Master's purpose is to engage in the speculative trading of a diversified portfolio of commodity interests including commodity futures contracts and commodity options contracts on United States exchanges and certain foreign exchanges. The Master may trade commodity futures and option contracts of any kind but intends initially to trade solely energy and energy related products. In addition, the Master may enter into swap contracts. The Master is authorized to sell an unlimited number of Units of member interest.

     On September 1, 2001 (date Master commenced trading), Smith Barney AAA Energy Fund L.P. ("AAA") transferred substantially all of its assets and Smith Barney Orion Futures Fund L.P. ("Orion") transferred a portion of its assets to the Master as a tax-free transfer having a combined fair value of $133,712,587 (including unrealized appreciation of $7,755,035) in exchange for 133,712.5867 Units of the Master as non-managing members. On July 1, 2002, Salomon Smith Barney AAA Energy Fund L.P. II ("AAAII") transferred substantially all of its assets to the Master as a tax-free transfer in exchange for 64,945.0387 Units of the Master as a non-managing member. The Master was formed to permit commodity pools managed now or in the future by AAA Capital Management, Inc. (the "Advisor") using the Energy with Swaps Program, the Advisor's proprietary trading program, to invest together in one vehicle.

     The Master operates under a "master/feeder fund" structure where its investors consist of AAA, AAAII and Orion (collectively the "Feeder Funds") with 55.5%, 37.2% and 7.3% investments in the Master, respectively.

     Smith Barney Futures Management LLC acts as the managing member (the "Managing Member") of the Master. The Master's commodity broker is Salomon Smith Barney Inc. ("SSB"). SSB is an affiliate of the Managing Member. The Managing Member is wholly owned by Salomon Smith Barney Holdings Inc. ("SSBHI"), which is the sole owner of SSB. SSBHI is a wholly owned subsidiary of Citigroup Inc. As of December 31, 2001, all trading decisions for the Master are made by the Advisor.

2.  Accounting Policies:

     a. All commodity interests (including derivative financial instruments and derivative commodity instruments) are used for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded in the statement of financial condition at fair value on the last business day of the year, which represents market value for those commodity interests for which market quotations are readily available or other measures of fair value deemed appropriate by management of the Managing Member for those commodity interests and foreign currencies for which market quotations are not readily available, including dealer quotes for swaps and certain option contracts. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing on the last business day of the year. Realized gains (losses) and changes in unrealized gains (losses) on open positions are recognized in the period in which the contract is closed or the changes occur and are included in net gains (losses) on trading of commodity interests.

     b. The Master may purchase and write (sell) options. An option is a contract allowing, but not requiring, its holder to buy (call) or sell
          (put) a specific or standard commodity or financial instrument at a specified price during a specified time period. The option premium is the total price paid or received for the option contract. When the Master writes an option, the premium received is recorded as a liability in the statement of financial condition and marked to market daily. When the Master purchases an option, the premium paid is recorded as an asset in the statement of financial condition and marked to market daily.

     c. All of income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated pro rata among the Feeder Funds at the time of such determination.

     d. Income taxes have not been provided as each partner of each of the members (the Feeder Funds) is individually liable for the taxes, if any, on their share of the Master's income and expenses.

     e. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

 3.  Agreements:

     a. Managing Member Agreement:

         The Managing Member administers the business affairs of the Master.

     b. Management Agreement:

          The Managing Member, on behalf of the Master has entered into a Management Agreement with the Advisor, a registered commodity trading advisor. The Advisor is affiliated with the Managing Member and SSB but is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement shall be borne by the Feeder Funds. c. Customer Agreement:

          The Master has entered into a Customer Agreement with SSB whereby SSB provides services which include, among other things, the execution of transactions for the Master's account in accordance with orders placed by the Advisor. The Master will pay SSB brokerage commissions at $18 per round turn for futures, options and swap transactions. The brokerage fee is inclusive of applicable floor brokerage. All exchange, clearing, user, give-up and National Futures Association fees are borne by the Master. All other fees (management fees, administrative fees, incentive fees and offering costs) shall be borne by the Feeder Funds. All of the Master's cash is deposited by SSB in segregated bank accounts, to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2002 and 2001, the amount of cash held by the Master for margin requirements was $53,522,255 and $21,792,237, respectively. The Customer Agreement between the Master and SSB gives the Master the legal right to net unrealized gains and losses. The Customer Agreement may be terminated by either party. All commissions in connection with the Customer Agreement shall be borne by the Feeder Funds.

4.  Trading Activities:

     The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity instruments. The results of the Master's trading activities are shown in the statement of income and expenses.

     All of the commodity interests owned by the Master are held for trading purposes. The average fair values for the year ended December 31, 2002 and during the period from September 1, 2001 (commencement of trading operations) to December 31, 2001, based on a monthly calculation, were $13,217,805 and $(927,070), respectively. The fair values of these commodity interests, including options thereon, if applicable, at December 31, 2002 and 2001 were $14,257,357 and $(3,887,556), respectively.

5.  Distributions and Redemptions:

     Distributions of profits, if any, will be made at the sole discretion of the Managing Member and at such time as the Managing Member may decide. A member may require the Master to redeem their Units at their Net Asset Value as of the last day of the month. The Managing Member, at its sole discretion, may permit redemptions more frequently than monthly. There is no fee charged to members in connection with redemptions.

6.  Financial Highlights:

     Changes in the net asset value per unit of Member interest for the year ended December 31, 2002 and for the period from September 1, 2001 (commencement of trading operations) to December 31, 2001 were as follows:

                                                                       2002             2001

     Net realized and unrealized gains *                              $510.93          $109.36
     Interest income                                                     0.54             0.16
     Expenses **                                                        (0.22)           (0.28)
                                                                      -------          --------
     Increase for year                                                 511.25           109.24
     Net asset value per Unit, beginning of year/period              1,109.24         1,000.00
                                                                     --------         --------
     Net asset value per Unit, end of year/period                   $1,620.49        $1,109.24
                                                                     --------         ---------

     *    Includes brokerage commissions
     **   Excludes brokerage commissions

     Ratio to average net assets:
       Net investment loss ***                                          (8.9)%           (2.1)%*****
       Net income ****                                                  34.0%            31.7%*****
       Operating expenses                                                9.0%             6.5%*****
     Total Return                                                       46.1%            10.9%

     ***  Interest income less total expenses
     **** Supplemental information not required
     *****Annualized

     The above ratios may vary for individual investors based on the timing of capital transactions during the year.

7.  Financial Instrument Risks:

     The Master is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments in the normal course of its business. These financial instruments may include forwards, futures and options, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash flows, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange or over-the-counter ("OTC"). Exchange traded instruments are standardized and include futures and certain option contracts. OTC contracts are negotiated between contracting parties and include forwards and certain options. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange traded instruments because of the greater risk of default by the counterparty to an OTC contract.

     Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded.

     Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk with respect to exchange traded instruments is reduced to the extent that an exchange or clearing organization acts as a counterparty to the transactions. The Master's risk of loss in the event of counterparty default is typically limited to the amounts recognized in the statement of financial condition and not represented by the contract or notional amounts of the instruments. The Master has concentration risk because the sole counterparty or broker with respect to the Master's assets is SSB. As of December 31, 2002, the counterparties to the Master's swap contracts were Citibank, N.A., which is affiliated with the Master, Morgan Stanley Capital Group Inc., J. Aron & Company and Hess Trading Company, LLC. As of December 31, 2002, the Master owed Citibank, N.A. $7,665, which is included in due to brokers and represents cash due to Citibank, N.A. for realized swap transactions.

     The Managing Member monitors and controls the Master's risk exposure on a daily basis through financial, credit and risk management monitoring systems and, accordingly believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master is subject. These monitoring systems allow the Managing Member to statistically analyze actual trading results with risk adjusted performance indicators and correlation statistics. In addition, on-line monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

     The majority of these  instruments  mature  within one year of December 31,
     2002.  However,  due  to  the  nature  of  the  Master's  business,   these
     instruments may not be held to maturity.

8.  Subsequent Event (Unaudited):

     During the period January 1, 2003 through February 28, 2003, the Master experienced a cumulative loss of approximately 25%. This loss was primarily attributable to extraordinary price activity in US natural gas markets at the end of February which led to losses in the Master's energy market positions.

     The natural gas market experienced an upward increase in price of over 50% in two days in the April futures contract and a 300% increase in physical gas market prices. Such extreme moves happen only in exceptionally rare circumstances and can lead to "hyper-volatility" and generally illiquid market conditions.

     The Masters' liquidity was not hindered as a result of these market movements.

Selected unaudited quarterly financial data for the years ended December 31, 2002 and December 31, 2001 is summarized below:

                                      For the period     For the period     For the period   For the period
                                           from              from               from             from
                                      October 1, 2002     July 1, 2002       April 1, 2002   January 1, 2002
                                            to                to                  to              to
                                     December 31, 2002  September 30, 2002   June 30, 2002   March 31, 2002


Net realized and unrealized trading
 gains (losses) net of brokerage
 commissions and clearing fees
 including interest income              $20,900,856         $13,555,805        $21,669,451     $26,396,010

Net Income (loss)                       $20,891,458         $13,546,406        $21,660,359     $26,386,816

Increase (decrease) in Net Asset
 Value per Unit                              $96.86              $62.01            $158.46         $193.92

                                      For the period     For the period from
                                           from           September 1, 2001
                                      October 1, 2001    (Commencenment of
                                            to            Operations) to
                                     December 31, 2001  September 30, 2001
Net realized and unrealized trading
 gains (losses) net of brokerage
 commissions and clearing fees
 including interest income                $8,474,195        $6,424,381

Net Income (loss)                         $8,436,195        $6,424,381

Increase (decrease) in Net Asset
 Value per Unit                               $61.67            $47.57

    TYPE>                                          EX-27
    DESCRIPTION>                                   FINANCIAL DATA SCHEDULE
TEXT>
ARTICLE>                                           5
CIK>                                               0001057051
NAME>                                    Smith Barney AAA Master Fund LLC.

PERIOD-TYPE>                                       12-MONTHS
FISCAL-YEAR-END>                                   DEC-31-2002
PERIOD-START>                                      JAN-01-2002
PERIOD-END>                                        DEC-31-2002
CASH>                                                           5,181
SECURITIES>                                               194,537,976
RECEIVABLES>                                                  154,185
ALLOWANCES>                                                         0
INVENTORY>                                                          0
CURRENT-ASSETS>                                           194,697,342
PP&E>                                                               0
DEPRECIATION>                                                       0
TOTAL-ASSETS>                                             194,697,342
CURRENT-LIABILITIES>                                       12,845,684
BONDS>                                                              0
PREFERRED-MANDATORY>                                                0
PREFERRED>                                                          0
COMMON>                                                             0
OTHER-SE>                                                 181,851,658
TOTAL-LIABILITY-AND-EQUITY>                               194,697,342
SALES>                                                              0
TOTAL-REVENUES>                                            65,918,185
CGS>                                                                0
TOTAL-COSTS>                                                        0
OTHER-EXPENSES>                                            15,575,683
LOSS-PROVISION>                                                     0
INTEREST-EXPENSE>                                                   0
INCOME-PRETAX>                                             50,342,502
INCOME-TAX>                                                         0
INCOME-CONTINUING>                                                  0
DISCONTINUED>                                                       0
EXTRAORDINARY>                                                      0
CHANGES>                                                            0
NET-INCOME>                                                50,342,502
EPS-PRIMARY>                                                   691.35
EPS-DILUTED>                                                        0